EXHIBIT 10.1

 EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and executed to become effective on the 24th day of January, 2018 (the “Effective Date”), by and between ShiftPixy, Inc., a Wyoming corporation (“ShiftPixy” or the “Company”), and Patrice H. Launay, an individual and resident of the State of California (“Executive”).

In consideration of the mutual undertakings of the parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, on the terms and conditions hereinafter set forth. The Company may, for purposes of convenience and/or financial management, arrange for Executive’s employment with the Company to be effected through the Company’s subsidiary.

2. Term. The term of this Agreement shall commence and be effective as of the Effective Date set forth above and shall extend from that date until the Agreement is terminated as provided herein (the “Employment Term”).

3. Nature of Duties and Responsibilities. During the Employment Term, Executive shall be employed by the Company in the position described on Exhibit A hereto. Executive shall initially have such duties and responsibilities as are described on Exhibit A hereto, although the Company may modify such duties from time to time. Executive shall have such authority to act on behalf of the Company as is provided in the Company’s bylaws and as otherwise provided by the Board of Directors of the Company. Executive shall at all times abide by the established policies and procedures of the Company, as such policies and procedures may be revised by the Company from time to time, as well as any directives and guidelines imposed by the Board of Directors of the Company. In addition, Executive shall abide by and comply with all such requirements as may be imposed, from time to time, upon persons performing in Executive’s designated position, including all applicable requirements of the SEC and Nasdaq.

4. Extent of Services. Executive agrees to devote his or her attention, skills and energies during the Employment Term to the business of the Company and to exercise the highest degree of care and loyalty to the Company and the highest standards of conduct in the performance of his duties. During the Employment Term, Executive shall not be engaged in any other business or activity that in any way materially conflicts with or detracts from Executive’s duties to the Company or with the business of the Company, whether or not such business or activity is pursued for gain, profit or other pecuniary advantage, provided, however, that during the Employment Term, it shall not be a violation of this Agreement for Executive to serve as a director of or officer of or otherwise participate in other businesses and civic, charitable, and educational organizations so long as that service or participation is not injurious to the Company, does not violate Section 11 of this Agreement, and does not otherwise materially conflict with or detract from Executive’s duties to the Company.

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5. Location. The initial place of employment of Executive shall be in Irvine, California. Executive may be required to conduct reasonable travel in the course of the performance of his or her duties on behalf of the Company.

6. Compensation.

(a) For all services rendered by Executive under this Agreement, the Company shall compensate Executive at the monthly base rate of $20,000.00 per month, paid on a semi-monthly basis ($10,000.00 per pay period.) This is a full-time, exempt position, and Executive will not be entitled to overtime. No oral representation contrary to this pay plan is contractually binding. At the time of execution hereof, all employees are paid on the 5th and 20th of each month; for the pay period between the 1st and the 15th of the month, the employees are paid by the 20th of that month; for the pay period between the 16th and the end of the month, employees are paid by the 5th of the following month; when the 5th or the 20th of the month falls on a Saturday, employees would be paid on the preceding Friday; if the 5th or the 20th of the month falls on a Sunday or holiday, employees would be paid on the following business day.

(b) During the Employment Term, Executive may receive additional compensation (“Additional Compensation”) determined in accordance with any bonus or incentive plan or program (a “Bonus Plan”) applicable to Executive that the Company may (but shall not be required to) adopt from time to time. The terms of any Bonus Plan shall be determined by the mutual agreement of the Company and Executive, and any such Bonus Plan shall become effective only when set forth in a writing executed by the Company and Executive.

(c) On an annual basis, the Company may conduct a compensation review and provide a base rate salary increase based on considerations and evaluations which include, but are not limited to the following: attainment of corporate and personal objectives, years employed with the Company, knowledge gained, personal performance, continuing educational courses completed, degrees obtained, etc.

(d) The Company shall be entitled to withhold such amounts on account of employment and payroll taxes and similar matters required by applicable law, rule or regulation of any appropriate governmental authority.

(e) During the Employment Term, the Company shall pay the reasonable expenses incurred by Executive (based on business development objectives and within limits that may be established and communicated to the Executive by the Company) in the performance of his or her duties under this Agreement (or shall reimburse Executive on account of such expenses paid directly by Executive) promptly upon the submission to the Company by Executive of appropriate vouchers prepared in accordance with applicable regulations of the Internal Revenue Service. Such expenses include, but are not limited to the following: hotel, food, taxi fare, gas, car rental, etc.

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7. Retirement Benefits. The Company sponsors a qualified retirement annuity plan as described in Section 401(k) of the Internal Revenue Code and/or other retirement plans or programs. Executive’s eligibility and participation shall be governed by the terms of such plans.

8. Other Benefits.

(a) Executive may be entitled to and eligible for group health, medical, dental, vision, prescription, long-term disability, life insurance and any other fringe benefits that may from time to time be available to other salaried executives of the Company, all upon such terms and conditions as generally applicable to such other executives. The Company currently pays for its salaried executives 100% of the medical, dental and vision insurance offered through its plans and 100% of any buy up plans and dependent coverage.

(b) Executive shall be entitled to twenty (20) paid vacation days during each year of the Employment Term.

(c) Subject to the terms of the Stock Option Grant Policy as adopted by ShiftPixy’s Board of Directors and/or its Compensation Committee, as applicable, Executive will be granted an option to purchase shares of the Company’s common stock. The grant of such options and the options themselves will be subject to the terms, conditions and limitations the ShiftPixy 2017 Stock Option / Stock Issuance Plan, including any applicable constraints imposed by the Board of Directors.

9. Harassment; Discrimination. In the event that Executive determines or suspects at any time during the Employment Term or thereafter that he or she has been the victim or object of any form of sexual or other form of harassment or discrimination based on race, sex, age or other legally recognized characteristic or basis in connection with Executive’s employment with the Company, whether occurring in the workplace or otherwise, Executive shall immediately report such actual or suspected harassment or discrimination to the Legal Department or President of the Company. Any failure on the part of Executive to so report any actual or suspected harassment or discrimination shall constitute a violation of Company policy as well as a failure to mitigate Executive’s exposure to such harassment or discrimination.

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10. Termination.

(a) Termination for Cause. Prior to the end of the Employment Term of this Agreement, the Company may terminate this Agreement for cause, as provided below. In such event, the Company shall pay to Executive all accrued but unpaid compensation (excluding Additional Compensation) earned to the effective date of termination, and the Company shall thereafter have no further liability hereunder to Executive for any compensation. The Company may terminate Executive for cause without notice in the event that Executive (1) has committed any act of misconduct or dishonesty that relates to the business of the Company; (2) is convicted of any crime (other than traffic violations) at any time hereafter; (3) breaches any provision of this Agreement; (4) fails to follow instructions provided by the President, Board of Directors, or any committee of the Board of Directors of the Company, or fails to comply with any established policy or procedure of the Company; (5) fails to adequately and competently perform the duties required of him or her under the terms of this Agreement, and fails to timely correct any performance deficiencies communicated in writing to Executive by the Company; (6) is repeatedly absent from his or her duties without authorization; (7) commits any act of sexual harassment or discrimination with respect to any other Executive or employee or vendor of the Company; or (8) otherwise violates any policy of the Company.

(b) Termination Without Cause. During the Employment Term, the Company may terminate this Agreement other than as provided in Section 10(a), upon thirty (30) days’ prior written notice to Executive. In such event, the Company shall pay to Executive (1) all accrued but unpaid compensation (including Additional Compensation) earned to the effective date of termination, and (2) such severance compensation as may be applicable to such Executive in accordance with the terms of any severance compensation policy adopted by the Company and in effect at such time. Notwithstanding that the parties intend this Agreement to constitute a contract of employment “at will” such that either party may terminate the Agreement at any time, they each agree to provide notice of termination as provided herein, recognizing the burdens imposed on each party in connection with such event.

(c) Death of Executive. In the event Executive’s death occurs during the Employment Term, the Company shall pay to the estate of Executive all accrued but unpaid compensation (including Additional Compensation) earned to the date of death.

(d) Disability of Executive. In the event that Executive has been at any time unable due to any physical or mental illness, injury or condition to adequately perform the essential functions of the duties required under the terms of this Agreement for a period of more than one hundred twenty (120) days, the Company may terminate this Agreement, in which case the Company shall pay to Executive or his or her legal guardian all accrued but unpaid compensation (including Additional Compensation) earned to the date of such termination.

(e) Voluntary Resignation. Executive may, upon thirty (30) days’ prior written notice to the Company, voluntarily resign and thereby terminate this Agreement at any time prior to the expiration of the Employment Term. In such event, the Company shall pay to Executive all accrued but unpaid compensation (excluding Additional Compensation) earned to the effective date of resignation, and Executive agrees to assist in the transition of Executive’s duties to his or her successor.

(f) Effect of Termination.

(1) Other than as expressly provided in this Section 10, all other benefits provided to Executive hereunder shall terminate on the expiration or earlier termination of the Employment Term.

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(2) Notwithstanding any other provision of this Agreement, upon termination of Executive’s employment with the Company, and unless otherwise requested by the Board, the Executive shall immediately resign as of the Termination Date from all positions that Executive holds or has ever held with the Company (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board of Directors and any committees thereof. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

(3) Executive shall provide such information and assistance as the Company reasonably requests to assist the Company in the mediation, arbitration, or litigation of any, claim, action, suit or proceeding maintained against the Company arising from events occurring during Executive’s employment with the Company, provided that the Company shall reimburse the Executive for all reasonable and necessary out‑of‑pocket expenses incurred by the Executive in complying with this Section.

(4) The Executive’s rights to retirement or health benefits shall be governed by the provisions of applicable benefit plans.

11. Covenants.

(a) Competition and Interference. Executive agrees that at no time during the period beginning on the date on which the Employment Term begins and concluding on the date that is one year following the end of the Employment Term with the Company (the “Covenant Term”) will Executive either directly or indirectly (1) engage in any business activity that is competitive with the Company, (2) recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee or independent contractor of the Company to engage in work on behalf of any other business enterprise, (3) recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee or independent contractor associated with the Company to terminate or breach an employment, contractual or other relationship with the Company, or (4) call on, solicit, take away, or attempt to call on, solicit, or take away any customer of the Company on whom Executive may have called or with whom Executive became acquainted during the Employment Term, as the direct or indirect result of Executive’s employment with the Company.

(b) Confidentiality and Trade Secrets. With regard to Confidential Information and trade secrets, Executive agrees that—

(1) during the period beginning on the date on which the Employment Term begins and concluding on the date that is five years following the end of the Employment Term with the Company (the “Confidentiality Term”), Executive shall not directly or indirectly divulge or make use of any Confidential Information outside of Executive’s employment with the Company (so long as the information remains confidential);

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(2) during the period beginning on the date on which the Employment Term begins and continuing indefinitely (the “Trade Secret Term”), Executive shall not misappropriate, divulge, or make use of any trade secret of the Company, so long as the information remains a trade secret as defined by applicable law;

(3) applicable law may impose longer duties of nondisclosure and such longer periods are not shortened by this Agreement;

(4) for purposes of this Agreement, “Confidential Information” means information about the Company and its customers, prospects, and/or vendors that is not generally known outside of the Company, which Executive may learn of in connection with Executive’s employment with the Company, and may include, without limitation: (A) plans and specifications for the Company’s proprietary software and service offerings; (B) the Company’s marketing tools and methodologies; (C) the identity of the Company’s customers, prospects, and/or vendors (including names, addresses, and telephone numbers of contacts thereof); (D) the account terms and pricing upon which the Company obtains products and services from its vendors; (E) the account terms and pricing of sales contracts between the Company and its customers; (F) the proposed account terms and pricing of sales contracts between the Company and its prospects; (G) the names and addresses of the Company’s employees and other business contacts of the Company; and (H) the techniques, methods, and strategies by which the Company develops, manufactures, markets, distributes, and/or sells any of its offerings.

(c) Harmful Statements. Executive shall not at any time disseminate any information or make any statements, whether written, oral or otherwise, that are negative, disparaging or critical of the Company or any of its parents, subsidiaries, affiliates, or their respective officers, directors, employees, shareholders, trustees, administrators, or employee benefit plans, or the representatives, employees, agents, predecessors, successors, heirs, or assigns of any of the foregoing (hereinafter, “Company Parties”), or their business or operations, or that place any of the Company Parties in a bad light, other than any such statement or information that is made or disseminated by Executive in a good‑faith belief as to their truth or accuracy and either is required by law or is reasonably necessary to the enforcement by Executive of any right Executive has related to his employment with the Company.

(d) Enforcement. Executive hereby acknowledges that (1) the Company will suffer irreparable harm if Executive breaches the covenants as set forth herein; and (2) monetary damages will be inadequate to compensate the Company for such a breach. Therefore, if Executive breaches any of the aforesaid covenants, then the Company shall be entitled to injunctive relief, in addition to any other remedies at law or equity, to enforce such provisions; in addition, if the Company is successful in securing enforcement of the covenants against Executive, Executive agrees to reimburse the Company for its reasonable attorney’s fees incurred in connection with such enforcement.

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12. Waiver of Breach. The waiver by either party of a breach of any provisions of this Agreement by either party shall not operate or be construed as a waiver of any subsequent breach by either party.

13. Successors. This Agreement shall be binding upon and accrue to the benefit of any successors and assigns of the Company. This Agreement is not assignable by Executive or by the Company, except upon the agreement of both parties.

14. Construction. This Agreement shall be construed under and enforced in accordance with the laws of the state of residence of Executive.

15. Entire Agreement. This Agreement is the entire agreement of the parties and supersedes all prior agreements and understandings, written or oral. This Agreement shall not be amended or modified except in writing executed by both parties.

16. Notice. For the purposes of this Agreement, notices shall be deemed given upon actual delivery or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed in the case of the Company to its principal executive office; or in the case of Executive to the address shown on the signature page of this Agreement. Either party may change such address by giving the other party notice of such change in the aforesaid manner, except that notices of changes of address shall only be effective upon receipt.

17. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A digital copy of any counterpart hereof shall be deemed an original, and the parties may sign this Agreement digitally.

18. Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is declared invalid or unenforceable, the offending provision shall be modified or interpreted so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

19. Law, Jurisdiction and Venue. This Agreement is made under, and shall be construed in accordance with, the laws of the State of California. Jurisdiction and venue shall be exclusively in the state or federal courts having jurisdiction over Orange County, California.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ShiftPixy, Inc.		Executive:

By:		By:
Name:	Scott W. Absher	Name:	Patrice H. Launay
Title:	President and CEO	Date:
Date:

Exhibit A: Position and Duties

Executive’s title shall be: Chief Financial Officer

Executive’s duties shall include: Such duties as are typical to executives in similar positions at publicly traded organizations within the staffing, employment and technology industries and such other duties as may be required from time to time by the Company. Executive shall report to the President, to the Board of Directors and/or to any committee of the Board of Directors, as applicable.

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